SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The following hyperlinks were posted under the “Recent Observations From Others—Media Coverage” on the www.saveelpasonow.com web site today:

Both Sides Bring the Noise in El Paso Fight

TheStreet.com May 30, 2003

[LINK]

Accidental CEO Places Himself in Line of Fire

Houston Chronicle May 31, 2003

[LINK]

Born into a Life of Trade, Businessman Still has Fire

Houston Chronicle May 31, 2003

[LINK]

Chesebro’ has Roots in Tenneco

Houston Chronicle May 31, 2003

[LINK]

The following article and legend were posted under the “Recent Observations From Others—Media Coverage” on the www.saveelpasonow.com web site today:

Kuehn, Zilkha draw swords in fight for El Paso

Platts Gas Daily

(Reprinted by permission of Platts Gas Daily) May 29, 2003

With just three weeks left until the showdown over who will run energy giant El Paso, the two sides have intensified their lobbying campaigns designed to capture the hearts and minds of shareholders.

In separate interviews with Gas Daily this week, interim CEO Ronald Kuehn Jr. touted improvements he and the current management team have made at El Paso in recent months, while major shareholder Selim Zilkha and two of his hand-picked candidates for an alternate slate of directors insisted El Paso officials have made  “a mess of this company.”

On June 17, when El Paso shareholders meet in Houston, they will be asked to vote their proxies for one of two competing slates: the current 12-member board or a nine-member slate recruited by Zilkha that includes  John Murphy for chairman and Stephen Chesebro’ for CEO.

Saying they represent the vanguard of a movement to reform corporate governance across the energy industry, Zilkha, Murphy and Chesebro’ said in an interview that they are confident their proxy challenge will succeed.

Zilkha criticized the board and management of El Paso, a once-thriving company that he said lost more than 90% of its stock value in less than two years under its prior management headed by ex-Chairman and CEO William Wise.

“It’s so obvious that the existing board and the previous CEO . . . have made such a mess of this company that I have no doubt whatsoever that when shareholders hear our story that they will vote for us,” Zilkha said.

“Shareholders will have to decide which of the boards is more likely to make a success of El Paso—one which has a history of write-offs, bad business decisions and over-compensating executives, or our board, which has years of experience in management and in the field and a history of success in the oil and gas pipeline business,” Zilkha added.

Murphy said a victory for the dissident slate would make corporate history. “I don’t recall another contest like this one where a group has asked for the removal of an entire board of a significant company in the United States,” he said. “We have a tough uphill battle. There are plenty of reasons why they should vote for us and we ‘re getting that message out. And so far the reception has been quite favorable.”

Chesebro’ acknowledged the difficulty of mounting a successful challenge to unseat the board of a major American corporation, but he said the Zilkha slate is up to the task.

“It’s going to take more than incremental change. It’s going to take fundamental change of the board and that’s why we’re going about it this way,” Chesebro’ said. “This

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is plowing new ground.”

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On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s web site at http://www.sec.gov. You may also access copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212)750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

Some of the statements contained in this document may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of  El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

The opinions expressed in this document are not necessarily those of Mr. Zilkha.

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